Number: C0753480

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that GLOBAL MINERALS LTD. changed its name to MK2 VENTURES LTD. on June 27, 2016 at 12:01 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On June 27, 2016 CAROL PREST Registrar of Companies Province of British Columbia Canada
ELECTRONIC CERTIFICATE